Exhibit 99.1

FOR IMMEDIATE RELEASE

November 7, 2012

NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS

A 32-PERCENT INCREASE IN THIRD QUARTER EARNINGS PER SHARE

•	Net income of $3.2 million, or $0.33 per share for the third quarter of 2012, an increase of $822,000, or $0.08 per share, compared to the same quarter in 2011

•

$4.0 million increase in gross margin, led by strong growth in natural gas transmission and distribution operations, higher margins from propane distribution and wholesale marketing activities and increased revenues from the advanced information services business

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced financial results for the third quarter of 2012. The Company’s net income for the quarter ended September 30, 2012 was $3.2 million, or $0.33 per share. This represents an increase of $822,000, or $0.08 per share, compared to the same quarter in 2011, and quarter-over-quarter increases of 34 percent and 32 percent for net income and earnings per share, respectively.

For the nine months ended September 30, 2012, the Company reported net income of $19.0 million, or $1.97 per share. This represents a decrease of $658,000 in net income, or $0.07 per share, compared to the same period in 2011. Warmer temperatures in 2012, primarily during the first three months of the year, resulted in lower net income of $2.4 million, or $0.25 per share, compared to 2011.

“We are pleased to announce strong third quarter results, representing a 32-percent increase in quarterly earnings per share,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “These quarterly results demonstrate our employees’ continued success in identifying opportunities in all of our businesses and transforming them into growth for the Company and value to our customers and shareholders. Our latest effort to expand natural gas service on the Delmarva Peninsula includes the proposed increase in our natural gas service offerings in the southern part of Delaware and the pending purchase of the propane distribution assets of The Eastern Shore Gas Company and its affiliates (collectively, “ESG”). In our application for the approval of the ESG purchase filed in August with the Maryland Public Service Commission (“PSC”), we also requested approval of a new tariff governing service to all customers in Worcester County, Maryland. Our proposed service offerings in Maryland are aimed at providing energy savings to Worcester County customers, including approximately 11,000 underground propane gas distribution system customers currently served by ESG, regardless of when and if they are actually converted from propane to natural gas service. Also in August, the Florida PSC approved our natural gas infrastructure replacement program. This program provides real-time recovery and return on our investment to replace any aging natural gas infrastructure and to ensure continued safe delivery of natural gas in the future. Our unregulated businesses including BravePoint®, Inc. (“BravePoint”) continue to identify innovative solutions to provide high-quality service to existing and potential customers. Combined with the major expansion initiatives already underway on the Delmarva Peninsula and in Florida, these opportunities provide a positive outlook for our future performance.”

The Company’s operating income for the third quarter of 2012 was $7.6 million, an increase of $2.0 million, compared to the same quarter in 2011. Gross margin increased by $4.0 million, or 12 percent, in the third quarter of 2012, compared to the same quarter in 2011. All of the Company’s segments contributed to this increase. The regulated energy segment generated $2.3 million of this increase, due primarily to growth in the Company’s natural gas transmission and distribution operations. This included $1.0 million in additional gross margin generated by new natural gas transmission and distribution services associated with expansion initiatives in Sussex County, Delaware; Worcester County, Maryland; and Nassau County, Florida. Other customer growth in our natural gas transmission and distribution operations generated $718,000 in additional gross margin. The unregulated energy segment generated $1.1 million of the gross margin increase, due primarily to higher margins from the Florida propane distribution operation and Xeron, Inc. (“Xeron”), the Company’s propane wholesale marketing subsidiary. BravePoint, the Company’s advanced information services subsidiary, generated $594,000 in additional gross margin, $188,000 of which represents increased margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase from BravePoint was generated from higher consulting revenues and other product sales in its core business.

Other operating expenses for the third quarter of 2012 were $30.9 million, an increase of $2.0 million, compared to the same quarter in 2011. Additional costs of $208,000 associated with BravePoint’s growth and $397,000 related to acquisition-related efforts and increased capacity for future growth increased other operating expenses during the quarter. Amortization expense related to the recovery of the acquisition adjustment and merger-related costs associated with the acquisition of Florida Public Utilities Company (“FPU”) increased expenses by $589,000. Higher depreciation and asset removal costs associated with capital investments also added $339,000 in other operating expenses.

The Company’s operating income for the nine months ended September 30, 2012 was $38.1 million, a decrease of $117,000, or 0.3 percent, compared to the same period in 2011. Gross margin increased by $3.4 million, or three percent, for the nine months ended September 30, 2012, compared to the same period in 2011, due largely to $4.6 million in additional gross margin generated by our natural gas transmission and distribution operations from the recent expansion initiatives, new customer growth and additional transmission services provided to an existing industrial customer. Higher retail margins per gallon on propane sales increased gross margin by $922,000 and Eastern Shore Natural Gas Company, Inc. (“Eastern Shore”) generated additional gross margin of $729,000 as a result of new rates implemented in 2011, pursuant to its rate case settlement. BravePoint also generated $1.9 million in additional gross margin, $464,000 of which represents increased margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase from BravePoint was generated from higher consulting revenues and other product sales. These increases more than offset a reduction of: (a) $4.0 million in gross margin from lower customer energy consumption directly attributable to a decrease in heating degree-days of 17 percent and 35 percent on the Delmarva Peninsula and in Florida, respectively; and (b) $575,000 due to the absence of a one-time gain recorded in the first quarter of 2011 related to the proceeds received in an antitrust litigation settlement with a major propane supplier.

Other operating expenses for the nine months ended September 30, 2012 were $91.6 million, an increase of $3.5 million, compared to the same period in 2011. $1.8 million of the increase represented amortization expense related to the recovery of the FPU acquisition adjustment and merger-related costs. BravePoint’s other operating expenses increased by $937,000, due primarily to higher employee-related costs to support increased services. Higher depreciation and asset removal costs associated with capital investments also added $900,000 in other operating expenses.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K, as amended, and 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on November 8, 2012, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the third quarter ended September 30, 2012. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2012 Third Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available at www.chpk.com.

For more information, contact:

Beth W. Cooper

Senior Vice President & Chief Financial Officer

302.734.6799

Financial Summary

(in thousands, except per-share and degree-day data)

	Third Quarter		Year to Date
Chesapeake and Subsidiaries	2012	2011	2012	2011
Gross Margin (1)
Regulated Energy	$30,094	$27,840	$98,838	$94,030
Unregulated Energy	6,226	5,099	24,677	27,937
Other	2,151	1,554	6,209	4,373

Total Gross Margin	$38,471	$34,493	$129,724	$126,340

Operating Income (Loss)
Regulated Energy	$7,848	$6,943	$33,151	$30,964
Unregulated Energy	(709)	(1,392)	4,044	7,276
Other	425	43	897	(31)

Total Operating Income	7,564	5,594	38,092	38,209

Other (Loss) Income, net of other expenses	(136)	649	212	699
Interest Charges	2,126	2,389	6,657	6,654
Income Taxes	2,083	1,457	12,641	12,590

Net Income	$3,219	$2,397	$19,006	$19,664

Earnings Per Share of Common Stock
Basic	$0.34	$0.25	$1.98	$2.06
Diluted	$0.33	$0.25	$1.97	$2.04

Heating Degree-Days — Delmarva Peninsula
Actual	79	49	2,375	2,876
10-year average (normal)	47	53	2,899	2,905

Heating Degree-Days — Florida
Actual	—	—	347	534
10-year average (normal)	—	—	587	594

Cooling Degree-Days — Florida
Actual	1,475	1,569	2,622	2,678
10-year average (normal)	1,505	1,483	2,486	2,445

(1)

“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial Summary Highlights

Key variances for the quarter ended September 30, 2012 include:

	Pre-tax	Net	Earnings
(in thousands, except per share amounts)	Income	Income	Per Share
Q3 2011 Reported Results	$3,854	$2,397	$0.25
Normalizing Items:
Amortization of acquisition premium and costs	(589)	(366)	(0.04)
Pension settlement charge in 2011	219	136	0.01
Gain from the sale of Internet Protocol asset in 2011	(553)	(344)	(0.03)

	(923)	(574)	(0.06)
Increased Margins:
Natural gas growth	1,731	1,077	0.11
BravePoint	594	369	0.04
Higher propane retail margins per gallon	497	309	0.03
Propane wholesale marketing	481	299	0.03

	3,303	2,054	0.21
Increased Other Expenses:
Higher depreciation and asset removal costs	(339)	(211)	(0.02)
Increased capacity for future growth	(292)	(182)	(0.02)
BravePoint, primarily due to employee-related costs	(208)	(129)	(0.01)
Acquisition-related costs	(105)	(65)	(0.01)

	(944)	(587)	(0.06)
Net other changes	12	(71)	(0.01)

Q3 2012 Reported Results	$5,302	$3,219	$0.33

The strong third-quarter performance in 2012 was due primarily to increased gross margin generated by our natural gas transmission and distribution operations, higher revenues from BravePoint product sales and consulting activities and higher margins generated from propane retail sales in Florida and wholesale marketing activities. These gross margin increases more than offset amortization expense related to the recovery of the FPU acquisition adjustment and merger-related costs, higher costs associated with growth initiatives and capital investments and the absence of the one-time gain recorded in 2011 from the sale of a non-operating Internet Protocol asset.

Key variances for the nine months ended September 30, 2012 include:

	Pre-tax	Net	Earnings
(in thousands, except per share amounts)	Income	Income	Per Share
Year-to-date 2011 Reported Results	$32,254	$19,664	$2.04
Normalizing Items:
Weather impact	(4,016)	(2,448)	(0.25)
Amortization of acquisition premium and costs	(1,767)	(1,077)	(0.11)
Severance and pension settlement charge in 2011	1,006	613	0.06
Litigation settlement with a major propane supplier	(575)	(351)	(0.04)
Gain from the sale of Internet Protocol asset in 2011	(553)	(337)	(0.03)

	(5,905)	(3,600)	(0.37)
Increased Margins:
Natural gas growth	4,623	2,818	0.29
BravePoint	1,850	1,128	0.12
Higher propane retail margins per gallon	922	562	0.06
Eastern Shore rate case settlement	729	444	0.05

	8,124	4,952	0.52
(Increased) / Decreased Other Expenses:
BravePoint, primarily due to employee-related costs	(937)	(571)	(0.06)
Higher depreciation and asset removal costs	(900)	(549)	(0.06)
Florida savings on payroll and benefit costs	594	362	0.04
Acquisition-related costs	(429)	(262)	(0.03)
Higher legal costs due to Marianna litigation	(334)	(204)	(0.02)
Increased capacity for future growth	(314)	(191)	(0.02)
Increased cost from pipeline integrity requirements	(255)	(155)	(0.02)

	(2,575)	(1,570)	(0.17)
Net other changes	(251)	(440)	(0.05)

Year-to-date 2012 Reported Results	$31,647	$19,006	$1.97

The Company’s results for the nine months ended September 30, 2012 reflected a reduction of $4.0 million in gross margin due to the warm weather, primarily during the first three months of 2012, and amortization expense of $1.8 million related to the recovery of the FPU acquisition adjustment and merger-related costs. The negative weather impact was more than fully offset by additional gross margin generated by: (a) the natural gas transmission and distribution operations as a result of the major expansion initiatives in Sussex County, Delaware; Worcester County, Maryland; and Nassau County, Florida; (b) additional customer growth; and (c) additional transmission services provided to an existing industrial customer. Increased product sales and consulting activities by BravePoint and higher propane retail margins per gallon in Florida also generated additional gross margin. These increases offset higher costs associated with growth initiatives and capital investments.

The following information highlights certain key factors contributing to the Company’s results for the quarter and nine months ended September 30, 2012:

Growth

New natural gas transmission services and growth in natural gas distribution customers generated $1.1 million and $615,000, respectively, in additional gross margin for the third quarter of 2012, compared to the same period in 2011. New natural gas transmission services and growth in natural gas distribution customers generated $2.8 million and $1.8 million, respectively, in additional gross margin for the first nine months of 2012, compared to the same period in 2011. Most of these increases in gross margin were related to the continued execution of the Company’s strategic plan, including expansion of natural gas service to new areas and conversion of several large commercial and industrial customers to natural gas. New services are being initiated by the Company’s natural gas transmission subsidiaries in response to increased demand for natural gas service on the Delmarva Peninsula and in Florida, both from the Company’s natural gas distribution operations and other unaffiliated customers directly connected to the transmission systems.

Major Expansion Initiatives and Customer Growth Reflected in Results

In late 2011 and during the first nine months of 2012, the Company expanded natural gas transmission and distribution services to Sussex County, Delaware and Nassau County, Florida and also initiated natural gas transmission service in Worcester County, Maryland. These major expansion initiatives increased the Company’s natural gas footprint, delivering natural gas service to areas where it was not previously available. These initiatives generated $903,000 of additional gross margin for the natural gas transmission operations during the third quarter of 2012. Natural gas distribution service to two large industrial customers in Lewes, Delaware and two industrial facilities of an existing customer in southeastern Sussex County, Delaware generated $110,000 of additional gross margin for the third quarter. For the first nine months of 2012, these initiatives generated $2.0 million and $396,000 of additional gross margin for the natural gas transmission and distribution operations, respectively.

In addition to the recent expansion initiatives, the Delmarva natural gas distribution operation has added another 10 new large industrial and commercial customers since the beginning of 2011, which generated $122,000 in additional gross margin in the third quarter of 2012 and $468,000 in the first nine months of 2012, compared to the same periods in 2011, respectively. These 10 new customers are expected to generate $950,000 of gross margin in 2012, compared to $429,000 generated in 2011. Customer growth in Florida, primarily from commercial and industrial customers, also generated $351,000 and $686,000 in additional gross margin in the third quarter and first nine months of 2012, respectively.

Future Major Expansion Initiatives and Opportunities

Although not affecting results in the third quarter and first nine months of 2012, the Company is continuing its effort to extend natural gas service to Cecil County, Maryland, with the transmission service expected to commence in November 2012. Eastern Shore executed precedent agreements with NRG Energy Center Dover LLC (“NRG”) and PBF Energy Inc. (“Delaware City Refinery”) to further expand its transmission system to provide additional capacity to these customers. Firm transportation service agreements are expected to be executed by NRG and Delaware City Refinery with Eastern Shore upon satisfaction of certain conditions pursuant to the respective precedent agreements. These additional services are expected to be initiated in mid-to-late 2013.

As the Company expands its natural gas service to new areas, first through transmission service and distribution service to large industrial customers, its natural gas distribution operations continue to pursue additional opportunities to provide service to residential and other commercial and industrial customers in those areas. In an effort to increase the availability of natural gas within the Company’s Delaware service areas, the Company’s Delaware natural gas distribution division filed an application with the Delaware PSC in June 2012 to add several natural gas expansion service offerings. These offerings include a monthly fixed charge in lieu of upfront contributions from customers to extend the distribution system and optional service offerings to assist customers in the process of converting to natural gas. The goal of these new offerings is to meet the energy needs of residents, communities and businesses throughout the Company’s service territory, specifically in areas of southeastern Sussex County, where natural gas will now be available.

Additional information highlighting the major expansion initiatives is provided in the “Major Expansion Initiative Highlights (Unaudited)” table later in this release.

Acquisition

In June 2012, the Company entered into an agreement to purchase the operating assets of ESG for approximately $16.5 million. These assets are currently used to provide propane distribution service to approximately 11,000 residential and commercial customers in Worcester County, Maryland, primarily through underground propane gas distribution systems. The Company is evaluating the potential conversion of some of these underground propane distribution systems to natural gas where it is economical and feasible. The Company filed an application for approval of the transaction by the Maryland PSC in August 2012. The transaction, which is also subject to the receipt of consents of certain local jurisdictions to the assignment of certain franchise agreements and satisfaction of other closing conditions, is expected to be completed in 2013. The Company expects to finance the acquisition using unsecured short-term debt. The acquisition is expected to be accretive to earnings per share in 2013 and thereafter.

Investing in Growth

To continue its growth, the Company is expanding its resources and capabilities. The Company is in the early stages of several natural gas expansions on the Delmarva Peninsula. These include expansions into Sussex County, Delaware, and Worcester and Cecil Counties in Maryland. These expansions will require not only the construction or conversion of distribution facilities, but also the conversion of customers’ appliances or equipment inside their homes. The Company is currently in the process of reorganizing its Delmarva natural gas distribution operation and expects to increase its staffing to support these expansions. Secondly, as a result of BravePoint’s growth over the last several quarters, BravePoint is continuing to add staff. During the quarter and nine months ended September 30, 2012, BravePoint’s other operating expenses increased by $208,000 and $937,000, respectively, compared to the same periods in 2011, due primarily to the additional staff. Finally, to increase the Company’s capacity for future growth, resources will be added in several key functional areas, including, but not limited to, Human Resources, Communications and Strategic Business Development. For the quarter and nine months ended September 30, 2012, the Company incurred $105,000 and $429,000, respectively, of acquisition-related costs and $292,000 and $314,000, respectively, associated with increased capacity for future growth. The Company expects additional increases in costs associated with these key functional areas in the future.

Weather and Consumption

Although weather was not a significant factor in the second and third quarters, warmer temperatures during the first three months of the year, compared to temperatures in 2011, had a significant impact on the Company’s earnings. Lower customer energy consumption directly attributable to warmer temperatures in the nine months ended September 30, 2012, compared to temperatures in the same period in 2011, reduced gross margin by $4.0 million. Temperatures on the Delmarva Peninsula in the first nine months of 2012 were 17 percent (501 heating degree-days) warmer than the same period in 2011 and 18 percent (524 heating degree-days) warmer than normal temperatures, based on the 10-year historic average of heating degree-days. Temperatures in Florida in the first nine months of 2012 were 35 percent (187 heating degree-days) warmer than the same period in 2011 and 41 percent (240 heating degree-days) warmer than normal temperatures. The Company estimates that this variance reduced gross margin for the first nine months of 2012 by approximately $3.9 million, compared to gross margin under normal temperatures.

Recovery of Acquisition Premium and Merger-related Costs

In January 2012, the Florida PSC issued an order approving the recovery of $34.2 million in acquisition adjustment and $2.2 million in merger-related costs in connection with the Company’s acquisition of FPU in 2009. The inclusion of the acquisition adjustment and merger-related costs in the Company’s rate base and the recovery of these assets through amortization expense will increase the Company’s earnings and cash flows above what it would have achieved absent the regulatory approval. The acquisition adjustment and merger-related costs are amortized over 30 years and five years, respectively, beginning in November 2009. Based upon the effective date and outcome of the order, the Company recorded the amortization as an expense beginning in 2012, which resulted in an increase in amortization expense of $589,000 and $1.8 million in the third quarter and first nine months of 2012, respectively. The Company expects to record $2.4 million ($1.4 million, net of tax) in amortization expense in 2012 and 2013, $2.3 million ($1.4 million, net of tax) in 2014, and $1.8 million ($1.1 million, net of tax) annually thereafter until 2039.

A more detailed discussion and analysis of the Company’s results for each segment are provided in the following pages.

Comparative Results for the Quarters Ended September 30, 2012 and 2011

Regulated Energy

Operating income for the regulated energy segment for the third quarter of 2012 was $7.8 million, an increase of $905,000, or 13 percent, compared to the same quarter in 2011. An increase in gross margin of $2.3 million was partially offset by an increase in operating expenses of $1.4 million. Items contributing to the quarter-over-quarter increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended September 30, 2011	$27,840

Factors contributing to the gross margin increase for the three months ended September 30, 2012:

Major expansion initiatives	1,013
Other customer growth - natural gas distribution	506
Increased customer consumption - weather and other	324
Eastern Shore rate case settlement	241
Other new services - natural gas transmission	213
Other	(43)

Gross margin for the three months ended September 30, 2012	$30,094

Major Expansion Initiatives

Major expansion initiatives in Sussex County, Delaware, Worcester County, Maryland, and Nassau County, Florida generated $1.0 million in additional gross margin in the third quarter of 2012. In Sussex County, Delaware, the Company initiated both new transmission service by Eastern Shore and distribution service to two large industrial customers by the Delmarva natural gas distribution operation in Lewes, Delaware during the fourth quarter of 2011. These services generated $234,000 and $91,000, respectively, of additional gross margin in the quarter. The Company also began new transmission service by Eastern Shore and distribution service to two industrial facilities of an existing customer by the Delmarva natural gas distribution operation in the southeastern part of Sussex County, generating $111,000 and $19,000, respectively, of additional gross margin in the quarter. The Worcester County, Maryland expansion generated $29,000 in additional transmission gross margin for Eastern Shore. Eastern Shore expects to commence additional transmission service in Worcester County, Maryland by the end of the year. The Nassau County, Florida expansion generated $529,000 in additional transmission gross margin for Peninsula Pipeline Company, Inc. (“Peninsula Pipeline”). Additional information highlighting the major expansion initiatives is provided in a table later in this release, “Major Expansion Initiative Highlights (Unaudited).”

Other Customer Growth – Natural Gas Distribution

The Florida natural gas distribution operation generated $352,000 of additional gross margin in the third quarter of 2012, compared to the same quarter in 2011, primarily as a result of growth in commercial and industrial customers.

The Delmarva natural gas distribution operation generated $154,000 of additional gross margin in the third quarter of 2012, compared to the same quarter in 2011, due primarily to the addition of another 10 new large commercial and industrial customers since the beginning of 2011 and two-percent growth in residential customers.

Increased Customer Consumption – Weather and Other

An increase in customer consumption of natural gas due to weather and other factors generated $490,000 in additional gross margin primarily for the natural gas distribution operations. This increase was partially offset by a decrease of $166,000 in electric customer consumption in Florida.

Eastern Shore Rate Case Settlement

Eastern Shore generated $241,000 in additional gross margin as a result of new rates that became effective July 2011. Eastern Shore did not record the additional margin from the base rate increase until November 2011, when the rate case settlement was finalized by Eastern Shore, the FERC Staff and other interested parties and submitted for approval. The rate case settlement was approved without any modification by the FERC in January 2012.

Other New Services – Natural Gas Transmission

Eastern Shore also generated additional gross margin of $213,000 in the third quarter of 2012, due primarily to a new transmission service agreement with an existing industrial customer for a one-year period from November 2011 to October 2012 for an additional 9,514 dekatherms per day (“Dts/d”). This additional service, which is the result of a system expansion, is expected to generate additional gross margin of $84,000 during the fourth quarter of 2012.

Other operating expenses for the regulated energy segment increased by $1.4 million in the third quarter of 2012, compared to the same quarter in 2011, due largely to $589,000 in increased amortization expense associated with the recovery of the FPU acquisition adjustment and merger-related costs, $314,000 in increased costs associated with investing in growth and $249,000 in higher depreciation expense and asset removal costs associated with capital investments made during 2011 and early 2012.

Unregulated Energy

The unregulated energy segment reported an operating loss of $709,000 in the third quarter of 2012, an improvement of $683,000, compared to the third quarter of 2011. An increase in gross margin of $1.1 million, partially offset by an increase in operating expenses of $444,000, resulted in improved operating results. Items contributing to the quarter-over-quarter increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended September 30, 2011	$5,099

Factors contributing to the gross margin increase for the three months ended September 30, 2012:

Increase in retail margins per gallon	526

Propane wholesale marketing	481

Other	148

Natural gas marketing	(28)

Gross margin for the three months ended September 30, 2012	$6,226

Increase in Retail Margins per Gallon

Sustained retail pricing in Florida in response to local market conditions and lower average propane inventory cost increased retail margins per gallon and generated additional gross margin of $524,000. Offsetting this increase was a slight decline in retail margins per gallon on the Delmarva Peninsula.

Propane Wholesale Marketing

Xeron generated an increase in gross margin of $481,000 in the third quarter of 2012, compared to the same quarter in 2011, as a result of higher margins in its trading activity. Xeron executed trades with higher margins during the third quarter of 2012 as the market presented opportunities resulting from the market fluctuation in wholesale propane prices.

Natural Gas Marketing

Gross margin from Peninsula Energy Services Company, Inc. (“PESCO”), the Company’s natural gas marketing subsidiary decreased by $28,000 during the third quarter of 2012, compared to the same quarter in 2011. Additional gross margin generated by new customers and contracts was fully offset by a quarter-over-quarter decrease in imbalance resolutions.

Other operating expenses for the unregulated energy segment increased by $444,000 in the third quarter of 2012, compared to the same quarter in 2011. This increase was due largely to increased payroll and benefits costs in the Florida propane operation, resulting from resources added to serve new territories, and increased costs associated with investing in growth.

Other

Operating income for the other segment for the quarter ended September 30, 2012 was $425,000, an increase of $382,000, compared to the same quarter in 2011. The increase in operating income was attributable to higher operating income from BravePoint.

BravePoint, which reported operating income of $312,000 in the third quarter of 2012, compared to an operating loss of $74,000 for the same quarter in 2011, generated increased gross margin of $594,000, $188,000 of which represents increased margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase was generated from higher consulting revenues and other product sales. This increase in gross margin was partially offset by $208,000 of increased operating expenses as a result of resources added to support these services.

BravePoint continues to market its new products, ProfitZoom™ and Application Evolution™. BravePoint generated $324,000 and $900,000 in revenue from the sale of these two products and related services during the third quarter and first nine months of 2012, respectively. To date, BravePoint has successfully implemented or is currently implementing ProfitZoom™ for eight customers in the fire suppression industry. Application Evolution™, which is a component of ProfitZoom™, is being marketed to customers both in the fire suppression industry and other unrelated businesses. Nine customers are currently utilizing this product. These ProfitZoom™ and Application Evolution™ contracts are expected to generate approximately $1.0 million in additional revenue over the next 12 months. Additional sales proposals are under consideration by both existing and potential new customers.

Interest Expense

Total interest expense for the quarter ended September 30, 2012 decreased by approximately $263,000, or 11 percent, compared to the same quarter in 2011. The decrease in interest expense is attributable primarily to decreases of $168,000 in other long-term interest expense due to scheduled repayments reducing the outstanding principal balance and $141,000 in interest on deposits from FPU’s customers due to a lower interest rate applied to those deposits. Partially offsetting this decrease was an increase of $46,000 in short-term interest expense due to slightly increased short-term borrowings and rates in 2012 compared to the same quarter in 2011.

Comparative Results for the Nine Months Ended September 30, 2012 and 2011

Regulated Energy

Operating income for the regulated energy segment for the nine months ended September 30, 2012 was $33.2 million, an increase of $2.2 million, or seven percent, compared to the same period in 2011. An increase in gross margin of $4.8 million was partially offset by an increase in operating expenses of $2.6 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2011	$94,030

Factors contributing to the gross margin increase for the nine months ended September 30, 2012:

Major expansion initiatives	2,415

Other customer growth—natural gas distribution	1,446

Other new services—natural gas transmission	762

Eastern Shore rate case settlement	729

Decreased customer consumption—weather and other	(566)

Other	22

Gross margin for the nine months ended September 30, 2012	$98,838

Major Expansion Initiatives

Major expansion initiatives in Sussex County, Delaware, Worcester County, Maryland, and Nassau County, Florida generated $2.4 million in additional gross margin in the first nine months of 2012. In Sussex County, Delaware, the Company initiated both new transmission service by Eastern Shore and distribution service to two large industrial customers by the Delmarva natural gas distribution operation in Lewes, Delaware during the fourth quarter of 2011. These services generated $701,000 and $357,000, respectively, of additional gross margin in the period. The Company also began new transmission service by Eastern Shore and distribution service to two industrial facilities of an existing customer by the Delmarva natural gas distribution operation in the southeastern part of Sussex County, generated $223,000 and $39,000, respectively, of additional gross margin in the period. The Worcester County, Maryland expansion generated $39,000 in additional transmission gross margin for Eastern Shore. Eastern Shore expects to commence additional transmission service in Worcester County, Maryland by the end of the year. The Nassau County, Florida expansion generated $1.1 million in additional transmission gross margin for Peninsula Pipeline. Additional information highlighting the major expansion initiatives is provided in a table later in this release, “Major Expansion Initiative Highlights (Unaudited).”

Other Customer Growth – Natural Gas Distribution

The Delmarva natural gas distribution operation generated $760,000 of additional gross margin in the first nine months of 2012, compared to the same period in 2011. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation increased by $468,000 in the first nine months of 2012, due primarily to the addition of another 10 new large commercial and industrial customers since the beginning of 2011. A two-percent growth in residential customers generated an additional $291,000 in gross margin for the Delmarva natural gas distribution operation.

The Florida natural gas distribution operation generated $686,000 of additional gross margin in the first nine months of 2012, compared to the same period in 2011, primarily as a result of growth in commercial and industrial customers.

Other New Services – Natural Gas Transmission

Eastern Shore generated additional gross margin of $762,000 in the first nine months of 2012, due primarily to two new transmission service agreements with an existing industrial customer; one for the period from May 2011 to April 2021 for an additional 3,405 Dts/d and the second for a one-year period from November 2011 to October 2012 for an additional 9,514 Dts/d. These new services generated $117,000 and $758,000, respectively, of additional gross margin in the first nine months of 2012. The service associated with the one-year transmission service agreement is expected to generate additional gross margin of $84,000 during the fourth quarter of 2012. The increases from new services were partially offset by a decrease of $173,000 from transmission service contracts, which expired in November 2011 and April 2012.

Eastern Shore Rate Case Settlement

Eastern Shore generated $729,000 in additional gross margin as a result of new rates that became effective July 2011. Eastern Shore did not record the additional margin from the base rate increase until November 2011, when the rate case settlement was finalized by Eastern Shore, the FERC Staff and other interested parties and submitted for approval. The rate case settlement was approved without any modification by the FERC in January 2012.

Decreased Customer Consumption – Weather and Other

Customer consumption of natural gas and electricity decreased, both on the Delmarva Peninsula and in Florida during the first nine months of 2012, compared to the same period in 2011. Consumption of energy is normally highest during the first and fourth quarters due to colder temperatures; however, the first quarter of 2012 was the warmest first quarter in the past 10 years. The Company estimates that significantly warmer weather in 2012, primarily during the first three months of 2012, resulted in a period-over-period decrease of approximately $1.2 million in gross margin, most of which occurred during the first three months of the year. Measured against normal heating degree-days (10-year historical average) in 2012, the Company estimates that weather reduced gross margin of the regulated energy segment by approximately $1.2 million in the first nine months of 2012. This decrease was partially offset by other volume increases, primarily in Florida.

Other operating expenses for the regulated energy segment increased by $2.6 million for the first nine months of 2012 due largely to: (a) $1.8 million in increased amortization expense associated with the recovery of the FPU acquisition adjustment and merger-related costs, (b) $725,000 in higher depreciation expense and asset removal costs associated with capital investments, (c) $587,000 in increased costs associated with investing in growth; (d) $334,000 in higher legal costs associated with an electric franchise dispute; and (e) $255,000 in increased costs related to pipeline integrity requirements. These increases in expense were partially offset by one-time charges totaling $836,000 in the first nine months of 2011 as a result of the voluntary workforce reduction in Florida and pension settlements, and $780,000 in reduced payroll and benefits, primarily in Florida because of the reduction in the workforce in 2011.

Unregulated Energy

Operating income for the unregulated energy segment for the nine months ended September 30, 2012 was $4.0 million, representing a decrease of $3.2 million, or 44 percent, compared to the same period in 2011. A decrease in gross margin of $3.3 million, slightly offset by a decrease in operating expenses of $28,000, resulted in decreased operating income. Items contributing to the period-over-period decrease in gross margin are listed in the following table:

(in thousands)
Gross margin for the nine months ended September 30, 2011	$27,937

Factors contributing to the gross margin decrease for the nine months ended September 30, 2012:

Decreased customer consumption—weather and other	(3,750)

Increase in retail margins per gallon	1,298

Gain from litigation settlement—recorded in 2011	(575)

Other	(279)

Propane wholesale marketing	231

Natural gas marketing	(185)

Gross margin for the nine months ended September 30, 2012	$24,677

Decreased Customer Consumption – Weather and Other

Significantly warmer weather resulted in decreased gross margin of $2.8 million during the first nine months of 2012, compared to the same period in 2011. Additionally, propane sales to bulk-delivery customers declined beyond the estimated weather impact due to the timing of deliveries, conservation and other factors, which further reduced gross margin by $951,000.

These decreases were partially offset by $244,000 in additional gross margin generated from 1,180 customers acquired in late 2011 and early 2012, following the purchase of the operating assets of several small propane distribution companies in Florida.

Increase in Retail Margins per Gallon

Higher retail margins per gallon in the Florida propane distribution operation generated $1.6 million in additional gross margin. Sustained retail pricing in response to local market conditions and lower average propane inventory costs contributed to the higher retail margins per gallon.

Gross margin for the Delmarva propane distribution operation decreased by $299,000 due to lower retail margins per gallon during the first nine months of 2012, compared to the same period in 2011. This decrease was attributable to a significant decline in wholesale propane prices during the first half of 2012, which resulted in a write-down of $465,000 in the inventory value for the Delmarva propane distribution operation.

Gain from Litigation Settlement – Recorded in 2011

A non-recurring gain of $575,000 was recorded in 2011 related to the Company’s share of proceeds received from an antitrust litigation settlement with a major propane supplier and is reflected as a period-over-period decrease in gross margin.

Other

Lower gross margin of $214,000 from merchandise sales in Florida, as the Company transitions from a merchandise goods business to a services business, contributed to this decrease.

Propane Wholesale Marketing

Xeron’s gross margin increased by $231,000 in the first nine months of 2012, compared to the same period in 2011, as a result of higher margins from its trading activity. Xeron executed trades with higher margins in 2012 as the market presented opportunities resulting from market fluctuations in wholesale propane prices.

Natural Gas Marketing

Gross margin from PESCO decreased by $185,000 during the first nine months of 2012, compared to the same period in 2011. PESCO’s gross margin in the first nine months of 2011 benefited from unusually large favorable imbalance resolutions with third-party intrastate pipelines, with which PESCO contracts for supply. Imbalance resolutions are not predictable and, therefore, are not included in our long-term financial plans or forecasts. Lower gross margin from imbalance resolutions was partially offset by additional gross margin generated by new customers and contracts.

Other operating expenses for the unregulated energy segment were $20.6 million for the first nine months of 2012, which is consistent with the same period in 2011.

Other

Operating income for the other segment for the nine months ended September 30, 2012 was $897,000, an increase of $928,000 from an operating loss of $31,000 for the same period in 2011. The increase in operating income was attributable to higher operating income from BravePoint.

BravePoint, which reported operating income of $557,000 in the first nine months of 2012, compared to an operating loss of $356,000 in the same period in 2011, generated increased gross margin of $1.9 million, $464,000 of which represents increased margin from ProfitZoom™ and Application Evolution™ sales and related services. The remaining increase was generated from higher consulting revenues and other product sales. This increase in gross margin was partially offset by $937,000 of increased operating expenses as a result of resources added to support these services.

Interest Expense

Total interest expense for the nine months ended September 30, 2012 remained unchanged from the same period in 2011. An increase in long-term interest expense of $294,000, which includes interest related to the $29 million long-term debt issuance in June 2011, was offset by decreases of $139,000 in short-term interest expense and $152,000 in interest on deposits from FPU’s customers. These decreases were a result of lower short-term borrowings and a lower interest rate applied to those deposits.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

For the Periods Ended September 30, 2012 and 2011

(in thousands, except shares and per share data)

	Third Quarter		Year to Date
	2012	2011	2012	2011
Operating Revenues
Regulated Energy	$52,196	$53,651	$180,045	$192,713
Unregulated Energy	23,259	23,721	93,323	112,164
Other	2,720	3,238	9,619	9,162

Total Operating Revenues	78,175	80,610	282,987	314,039

Operating Expenses
Regulated energy cost of sales	22,102	25,811	81,207	98,683
Unregulated energy and other cost of sales	17,602	20,306	72,056	89,017
Operations	20,804	19,560	60,831	59,796
Maintenance	1,801	2,029	5,635	5,624
Depreciation and amortization	5,767	4,978	17,413	14,936
Other taxes	2,535	2,332	7,753	7,774

Total operating expenses	70,611	75,016	244,895	275,830

Operating Income	7,564	5,594	38,092	38,209

Other (loss) income, net of other expenses	(136)	649	212	699

Interest charges	2,126	2,389	6,657	6,654

Income Before Income Taxes	5,302	3,854	31,647	32,254

Income taxes	2,083	1,457	12,641	12,590

Net Income	$3,219	$2,397	$19,006	$19,664

Weighted Average Shares Outstanding:
Basic	9,592,417	9,564,012	9,583,316	9,552,472
Diluted	9,676,658	9,657,970	9,673,681	9,647,632

Earnings Per Share of Common Stock:
Basic	$0.34	$0.25	$1.98	$2.06
Diluted	$0.33	$0.25	$1.97	$2.04

Chesapeake Utilities Corporation and Subsidiaries

Major Expansion Initiative Highlights (Unaudited)

Major Expansion Initiatives with Services That Have Already Commenced (dollars in thousands):

Project	Service Commen- cement	Q3 2012 Margin	YTD September 2012 Margin	Estimated Total 2012 Margin	Estimated Annualized Margin
Sussex County, DE expansion
Transmission (for Lewes, DE)—3,250 Dts/d (1)	Nov-11	$234	$701	$935	$935
Distribution—Two large industrial customers in Lewes, DE (2)	Dec-11	91	357	456	391
Transmission (for southeastern part) 1,550 Dts/d	Mar-12 to May-12	111	223	334	446
Distribution—Two facilities of an existing customer in the southeastern part of the Sussex County	Mar-12 to Aug-12	19	39	78	154

		$455	$1,320	$1,803	$1,926

Worcester County, MD expansion
Transmission—1,450 Dts/d	Jun-12 to Dec-12	$29	$39	$102	$391
Nassau County, FL expansion
Transmission—A new fixed annual rate service (5)	Apr-12	$529	$1,056	$1,575	$2,100

		$1,013	$2,415	$3,480	$4,417

Total by Geographic Location of the Project:
Delmarva Natural Gas Distribution		$110	$396	$534	$545
Delmarva Natural Gas Transmission		374	963	1,371	1,772
Florida Natural Gas Transmission		529	1,056	1,575	2,100

		$1,013	$2,415	$3,480	$4,417

Upcoming Major Expansion Initiatives with Executed Contracts (dollars in thousands):

Project	Service Commen- cement	Estimated Total 2012 Margin	Estimated Annualized Margin
Cecil County, MD expansion
Transmission—4,070 Dts/d	Nov-12	$147	$882
Service to NRG's Dover, DE electric generation plant
Transmission—13,440 Dts/d (3)	May-13	$—	$2,400 to $2,800
Delaware City refinery expansion
Transmission—15,000 Dts/d (3) (4)	Nov-13	$—	$1,600

		$147	$4,882 to $5,282

(1)	These services generated $156,000 in gross margin in 2011 (all in the fourth quarter).
(2)	These services generated $1,000 in gross margin in 2011 (all in the fourth quarter).
(3)

A precedent agreement has been executed among the parties for these services. The figures provided represent the estimated margin pursuant to the precedent agreement. A firm transportation service agreement will be executed by the parties upon satisfying certain conditions.

(4)	This contract is expected to replace the 9,514 Dts/d contract with annualized gross margin of $1.0 million, which expires in November 2012.
(5)

Peninsula Pipeline commenced its service in April 2012, using compressed natural gas pending the completion of a new pipeline. Once the new pipeline is completed, Peninsula Pipeline is expected to incur approximately $800,000 in annual transportation costs, which will reduce this gross margin.

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2012				For the Three Months Ended September 30, 2011
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues
(in thousands)
Residential	$4,206	$989	$3,436	$12,999	$4,128	$984	$3,335	$13,781
Commercial	2,413	956	4,882	11,012	2,520	874	5,514	11,580
Industrial	1,292	1,151	2,713	1,525	1,234	1,142	2,122	1,679
Other (1)	357	535	1,271	(2,453)	340	557	1,034	(994)

Total Operating Revenues	$8,268	$3,631	$12,302	$23,083	$8,222	$3,557	$12,005	$26,046
Volume (in Dts/MWHs)
Residential	145,578	46,454	194,057	63,591	142,914	42,250	170,633	98,611
Commercial	338,727	307,800	559,436	60,853	362,758	258,707	574,217	93,994
Industrial	906,362	2,922,093	787,939	9,580	731,768	2,873,887	538,065	11,540
Other	41,779	—	(10,306)	5,585	33,385	—	(34,360)	1,061

Total	1,432,446	3,276,347	1,531,126	139,609	1,270,825	3,174,844	1,248,555	205,206
Average Customers
Residential	48,927	13,676	48,539	23,703	47,810	13,446	47,815	23,583
Commercial	5,100	1,257	4,470	7,410	5,056	1,183	4,504	7,401
Industrial	101	53	894	2	90	57	699	2
Other	6	—	—	—	5	—	—	—

Total	54,134	14,986	53,903	31,115	52,961	14,686	53,018	30,986

(1)

Operating revenues from “Other” sources include accrued revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries

Distribution Utility Statistical Data (Unaudited)

	For the Nine Months Ended September 30, 2012				For the Nine Months Ended September 30, 2011
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues
(in thousands)
Residential	$30,998	$3,315	$14,790	$31,132	$36,774	$3,371	$15,306	$36,794
Commercial	14,070	2,905	20,346	28,390	19,499	2,785	23,214	31,924
Industrial	4,035	3,650	7,881	6,604	3,592	3,585	6,780	5,618
Other (1)	(2,051)	1,845	(598)	(2,169)	(4,501)	1,708	(1,493)	(3,996)

Total Operating Revenues	$47,052	$11,715	$42,419	$63,957	$55,364	$11,449	$43,807	$70,340
Volume (in Dts/MWHs)
Residential	1,804,358	229,900	894,597	223,591	2,346,888	241,981	914,954	254,115
Commercial	1,905,218	971,631	2,067,314	229,625	2,367,218	896,029	2,234,794	245,989
Industrial	2,766,117	10,689,157	2,463,939	50,710	2,268,532	10,794,047	2,044,897	41,220
Other	91,366	—	61,235	20,228	79,401	—	(226,866)	7,949

Total	6,567,059	11,890,688	5,487,085	524,154	7,062,039	11,932,057	4,967,779	549,273
Average Customers
Residential	49,516	13,773	48,543	23,663	48,594	13,589	47,900	23,588
Commercial	5,206	1,249	4,534	7,396	5,179	1,173	4,524	7,385
Industrial	103	55	811	2	90	58	680	2
Other	5	—	—	—	5	—	—	—

Total	54,830	15,077	53,888	31,061	53,868	14,820	53,104	30,975

(1)

Operating revenues from “Other” sources include accrued revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2012	December 31, 2011
Assets
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$549,318	$528,790
Unregulated energy	68,956	67,327
Other	19,031	19,988

Total property, plant and equipment	637,305	616,105
Less: Accumulated depreciation and amortization	(150,859)	(137,784)
Plus: Construction work in progress	36,745	9,383

Net property, plant and equipment	523,191	487,704

Current Assets
Cash and cash equivalents	2,046	2,637
Accounts receivable (less allowance for uncollectible accounts of $961 and $1,090, respectively)	42,107	76,605
Accrued revenue	8,394	10,403
Propane inventory, at average cost	6,256	9,726
Other inventory, at average cost	3,284	4,785
Regulatory assets	2,745	1,846
Storage gas prepayments	4,593	5,003
Income taxes receivable	7,967	6,998
Deferred income taxes	2,158	2,712
Prepaid expenses	6,097	5,072
Mark-to-market energy assets	721	1,754
Other current assets	121	219

Total current assets	86,489	127,760

Deferred Charges and Other Assets
Goodwill	4,090	4,090
Other intangible assets, net	2,879	3,127
Investments, at fair value	4,670	3,918
Regulatory assets	75,634	79,256
Receivables and other deferred charges	2,999	3,211

Total deferred charges and other assets	90,272	93,602

Total Assets	$699,952	$709,066

Chesapeake Utilities Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2012	December 31, 2011
Capitalization and Liabilities
(in thousands, except shares and per share data)

Capitalization

Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)	$4,669	$4,656
Additional paid-in capital	150,230	149,403
Retained earnings	99,912	91,248
Accumulated other comprehensive loss	(4,327)	(4,527)
Deferred compensation obligation	970	817
Treasury stock	(970)	(817)

Total stockholders’ equity	250,484	240,780

Long-term debt, net of current maturities	108,721	110,285

Total capitalization	359,205	351,065

Current Liabilities
Current portion of long-term debt	8,196	8,196
Short-term borrowing	30,756	34,707
Accounts payable	35,478	55,581
Customer deposits and refunds	29,832	30,918
Accrued interest	3,146	1,637
Dividends payable	3,501	3,300
Accrued compensation	6,417	6,932
Regulatory liabilities	2,641	6,653
Mark-to-market energy liabilities	556	1,496
Other accrued liabilities	10,078	8,079

Total current liabilities	130,601	157,499

Deferred Credits and Other Liabilities
Deferred income taxes	127,262	115,624
Deferred investment tax credits	127	171
Regulatory liabilities	3,479	3,564
Environmental liabilities	9,170	9,492
Other pension and benefit costs	22,947	26,808
Accrued asset removal cost—Regulatory liability	37,899	36,584
Other liabilities	9,262	8,259

Total deferred credits and other liabilities	210,146	200,502

Total Capitalization and Liabilities	$699,952	$709,066